Exhibit 10.6

AMENDED AND RESTATED CONSULTING SERVICES AGREEMENT
by and among
SPEEDHAUL HOLDINGS, INC.
GOLD HORSE INTERNATIONAL, INC.
GLOBAL RISE INTERNATIONAL LIMITED
INNER MONGOLIA JIN MA HOTEL COMPANY LIMITED ("IMJM HOTEL")
and
SHAREHOLDERS OF IMJM HOTEL
(English Translation)

This Amended and Restated Consulting Services Agreement (this “Agreement”) is dated June 29, 2007, and is entered into in Hohhot, China by and among Speedhaul Holdings, Inc. (OTCBB: SPEH) (“Speedhaul”), Gold Horse International, Inc. a company incorporated under the laws of the State of Nevada, the United States, (“Gold Horse”), Global Rise International Limited, a limited liability company organized under the laws of the Cayman Islands and wholly-owned subsidiary of Gold Horse (“Global Rise”) and Inner Mongolia Jin Ma Hotel Company Limited, a limited liability company organized under the laws of the PRC (“IMJM Hotel”), and the shareholders of IMJM Hotel. The parties to this Agreement are referred to collectively in this Agreement as the “Parties”.

RECITALS
A.           Speedhaul is a public reporting corporation incorporated under the laws of the State of New Jersey, the United States.
B.           Gold Horse is a Nevada corporation and wholly-owned subsidiary of Speedhaul, pursuant to a share exchange agreement under which the shareholders of Gold Horse and their assignees acquired 97% of the issued and outstanding shares of Speedhaul (the “Transaction”).

C.           Global Rise is a wholly owned subsidiary of Gold Horse.
D.           IMJM Hotel is a company incorporated in Inner Mongolia, China, and is engaged in hotel operation and management business (the “Business”);
E.           The undersigned Shareholders of IMJM Hotel collectively own over 100% of the equity interests of IMJM Hotel.
F.           Gold Horse and IMJM Hotel were previously parties to a Consulting Services Agreement dated August 31, 2006.
G.           In connection with the Transaction, the parties wish to amend and restate the August 31, 2006 Consulting Services Agreement, which shall be amended and restated in its entirety in the form of this Agreement.
H.           The Parties are entering into this Amended and Restated Consulting Services Agreement to define and set forth the business relationship among Speedhaul, Gold Horse, Global Rise, and IMJM Hotel, relating to IMJM Hotel’s operations.
NOW THEREFORE, the Parties agree as follows:
1.           DEFINITIONS
1.1           In this Agreement the following terms shall have the following meanings:
“Affiliate,” with respect to any Person, shall mean any other Person that directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether ownership of securities or partnership or other ownership interests, by contract or otherwise).
“Consulting Services Fee” shall be as defined in Section 3.1.
“Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money for the deferred purchase price of property or services, (ii) the face amount of all letters of credit issued for the amount of such Person and all drafts drawn thereunder, (iii) all liabilities secured by any Lien on any property owned by such Person, whether or not such liabilities have been assumed by such Person, (iv) the aggregate amount required to be capitalized under leases under which such Person is the lessee and (v) all contingent obligations (including, without limitation, all guarantees to third parties) of such Person.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including. without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under recording or notice statute, and any lease having substantially the same effect as any of the foregoing).
“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, trust, unincorporated organization, entity or other organization or any government body.
“PRC” means the People’s Republic of China.
“Quarterly Date” shall mean the last day of March, June, September and December in each year, the first of which shall be the first such day following the date of this Agreement; provided that if any such day is not a business day in the PRC, then such Quarterly Date shall be the next succeeding business day in the PRC.
“Services” means the services to be provided under the Agreement by Global Rise to IMJM Hotel, as more specifically described in Section 2; in this Agreement a reference to a Section, unless the context otherwise requires, is a reference to a clause of this Agreement.
1.2           The headings in this Agreement shall not affect the interpretation of this Agreement.
2.           RETENTION AND SCOPE OF SERVICES
2.1           IMJM Hotel hereby agrees to retain the services of Global Rise, and Global Rise accepts such appointment, to provide to IMJM Hotel services in relation to the current and proposed operations of IMJM Hotel’s business in the PRC upon the terms and conditions of this Agreement. The services subject to this Agreement shall include, without limitation:

(a)           General Business Operation.  Advice and assistance with respect to the operation and management of IMJM Hotel and its business, including the provision of consultancy services thereto.
(b)           Human Resources.
(i)           Advice and assistance with respect to the staffing of IMJM Hotel, including assistance in the recruitment, employment and retention of management personnel, administrative personnel and staff of IMJM Hotel;
(ii)           Training of management, staff and administrative personnel;
(iii)           Assistance in the development of sound payroll administrative controls in IMJM Hotel; and
(iv)           Advice and assistance in the relocation of management and staff of IMJM Hotel.
(c)           Other Services.  Such other advice and assistance as may be agreed upon by the Parties.
2.2           Exclusive Services Provider.  During the term of this Agreement, Global Rise shall be the exclusive provider of the Services.  IMJM Hotel shall not seek or accept similar services from other providers unless the prior written approval is obtained from Global Rise.
2.3           Intellectual Properties Related to the Services.  Global Rise shall own all intellectual property rights developed or discovered in the course of providing Services, or derived from the provision of the Services.  Such intellectual property rights shall include patents, trademarks, trade names, copyrights, patent application rights, copyright and trademark application rights, research and technical documents and materials, and other related intellectual property rights including the right to license or transfer such intellectual properties.   If IMJM Hotel must utilize any intellectual property, Global Rise agrees to grant an appropriate license to IMJM Hotel on terms and conditions to be set forth in a separate agreement.
2.4           Pledge.  IMJM Hotel shall permit and cause IMJM Hotel’s shareholders to pledge their equity interests in IMJM Hotel to Global Rise as security for the payment of the Consulting Services Fee (as defined in Section 3.1) by IMJM Hotel to Global Rise.

3.           PAYMENT
3.1           General.
                           (a)            In consideration of the Services provided by Global Rise hereunder, IMJM Hotel shall pay to Global Rise during the term of this Agreement a consulting services fee, equal to IMJM Hotel’s net profits, being the quarterly revenues after deduction of operating costs, expenses and taxes (the “Consulting Services Fee”). If the net profit is zero, IMJM Hotel is not required to pay the Consulting Services Fee; if IMJM Hotel sustains losses, all such losses will be carried over to next quarter and deducted from next quarter’s Consulting Services Fee. IMJM Hotel shall pay the Consulting Services Fee based on the quarterly financial statements provided under Section 5.1 below. Such quarterly payment shall be made within 15 days after receipt by Global Rise of the financial statements referenced above.
(b)           IMJM Hotel will permit, from time to time during regular business hours as reasonably requested by Global Rise, or its agents or representatives (including independent public accountants, which may be IMJM Hotel’s independent public accountants): (i) to conduct periodic audits of books and records of IMJM Hotel, (ii) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of IMJM Hotel (iii) to visit the offices and properties of IMJM Hotel for the purpose of examining such materials described in clause (ii) above, and (iv) to discuss matters relating to the performance by IMJM Hotel hereunder with any of the officers or employees of IMJM Hotel having knowledge of such matters. Global Rise may exercise the audit rights provided in the preceding sentence at any time, provided that Global Rise provides ten days written notice to IMJM Hotel specifying the scope, purpose and duration of such audit. All such audits shall be conducted in such a manner as not to interfere with IMJM Hotel’s normal operations.

3.2           IMJM Hotel shall not be entitled to set off any amount it may claim is owed to it by Global Rise against any Consulting Services Fee payable by IMJM Hotel to Global Rise unless IMJM Hotel first obtains Global Rise’s written consent.
3.3           The Consulting Services Fee shall be paid in RMB by wire transfer to the bank account or accounts specified by Global Rise, as may be specified in writing from time to time.
3.4           Should IMJM Hotel fail to pay all or any part of the Consulting Services Fee due to Global Rise in RMB under this Section 3 within the time limits stipulated, IMJM Hotel shall pay to Global Rise interest in RMB on the amount overdue based on the three (3) month lending rate for RMB announced by the Bank of China on the relevant due date.
3.5           All payments to be made by IMJM Hotel hereunder shall be made free and clear of and without deduction for or on account of tax, unless IMJM Hotel is required to make such payment subject to the deduction or withholding of tax.
4.           FURTHER TERMS OF COOPERATION
4.1           All business revenue of IMJM Hotel shall be deposited in full by IMJM Hotel into the bank account(s) designated by Global Rise.
5.           UNDERTAKINGS OF IMJM Hotel
IMJM Hotel hereby agrees that, during the term of the Agreement:
5.1           Information Covenants.  IMJM Hotel will furnish to Global Rise:
5.1.1                      Preliminary Monthly Reports. Within five (5) days after the end of each calendar month the preliminary income statements, balance sheet and results of operations of IMJM Hotel, up to and as at the end of such calendar month, in each case prepared in accordance with the PRC generally accepted accounting principles and applied on a consistent basis.
5.1.2                      Final Monthly Reports. Within ten (10) days after the end of each calendar month, a final report from IMJM Hotel as to its financial condition, consisting of income statements, balance sheet and results of operations of IMJM Hotel, up to and as at the end of such calendar month and for the elapsed portion of the relevant financial year, setting forth in each case in comparative form figures for the corresponding period in the preceding financial year, in each case prepared in accordance with the PRC generally accepted accounting principles and applied on a consistent basis.

5.1.3                      Quarterly Reports. As soon as available and in any event  within thirty (30) days after each Quarterly Date (as defined below), unaudited consolidated balance sheet, consolidated statements of operations, statements of cash flows and changes in the financial condition of IMJM Hotel and its subsidiaries, if any, for such quarterly period and for the period from the beginning of the relevant fiscal year to such Quarterly Date, setting forth in each case actual versus budgeted comparisons and in comparative form the corresponding consolidated figures for the corresponding period in the preceding fiscal year, accompanied by a certificate of the chief financial officer of IMJM Hotel, which certificate shall state that said financial statements fairly present the consolidated financial condition and results of operations, as the case may be, of IMJM Hotel and its subsidiaries, if any, in accordance with U.S. general accepted accounting principles applied on a consistent basis as at the end of, and for, such period (subject to normal year-end audit adjustments and the preparation of notes for the audited financial statements).
5.1.4                      Annual Audited Accounts. Within six (6) weeks of the end of the fiscal year, the annual audited accounts of IMJM Hotel to which they relate (setting forth in each case in comparative form the corresponding figures for the preceding financial year), in each case prepared in accordance with, among others, the U.S. generally accepted accounting principles and applied on a consistent basis.
5.1.5                      Budgets. At least 90 days before the first day of each fiscal year of IMJM Hotel, a budget in a form satisfactory to Global Rise (including budgeted statements of income and sources and uses of cash and balance sheets) prepared by IMJM Hotel for each of the four financial quarters of such fiscal year, accompanied by the statement of the chief financial officer of IMJM Hotel to the effect that, to the best of his knowledge, the budget is a reasonable estimate for the period covered thereby.

5.1.6                      Notice of Litigation. Promptly, and in any event within one (1) business day after an officer of IMJM Hotel obtains knowledge thereof, notice of (i) any litigation or governmental proceeding pending against IMJM Hotel which could materially adversely affect the business, operations, property, assets, condition (financial or otherwise) or prospects of IMJM Hotel and (ii) any other event which is likely to materially adversely affect the business, operations, property, assets, condition (financial or otherwise) or prospects of IMJM Hotel.
5.1.7    Other Information.  From time to time, such other information or documents (financial or otherwise) as Global Rise may reasonably request.
5.2     Books, Records and Inspections.  IMJM Hotel shall keep proper books of record and account in which full, true and correct entries in conformity with generally accepted accounting principles in the PRC; provided, however, that such books and records shall also meet the requirements of US generally accepted accounting principles to the extent necessary to prepare the reports described above in Sections 5.1.3 and 5.1.4. IMJM Hotel will permit officers and designated representatives of Global Rise to visit and inspect, under guidance of officers of IMJM Hotel, any of the properties of IMJM Hotel, and to examine the books of record and account of IMJM Hotel and discuss the matters, finances and accounts of IMJM Hotel with, and be advised as to the same by, its and their officers, all at such reasonable times and intervals and to such reasonable extent as Global Rise may request.
5.3           Corporate Franchises.  IMJM Hotel will do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises and licenses.
5.4     Compliance with Statutes, etc.  IMJM Hotel will comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, in respect of the conduct of its business and the ownership of its property, including without limitation maintenance of valid and proper government approvals and licenses necessary for the operation of its business, such that there shall not be a material adverse effect on the business, operations, property, assets, condition (financial or otherwise) or prospects of IMJM Hotel.

6.           NEGATIVE COVENANTS
IMJM Hotel covenants and agrees that, during the term of this Agreement, without the prior written consent of Global Rise:
6.1           Equity.  IMJM Hotel will not issue, purchase or redeem any equity or debt securities of IMJM Hotel.
6.2           Liens.  IMJM Hotel will not create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of IMJM Hotel whether now owned or hereafter acquired, provided that the provisions of this Section 6.2 shall not prevent the creation, incurrence, assumption or existence of:
6.2.1                      Liens for taxes not yet due, or Liens for taxes being contested in good faith and by appropriate proceedings for which adequate reserves have been established; and
6.2.2                      Liens in respect of property or assets of IMJM Hotel imposed by law, which were incurred in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of IMJM Hotel or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property of assets subject to any such Lien.
6.3           Consolidation, Merger, Sale of Assets, etc.  IMJM Hotel will not wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of (or agree to do any of the foregoing at any future time) all or any part of its property or assets, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials and equipment in the ordinary course of business) of any Person, except that (i) IMJM Hotel may make sales of inventory in the ordinary course of business and (ii) IMJM Hotel may, in the ordinary course of business, sell equipment which is uneconomic or obsolete.

6.4           Dividends.  IMJM Hotel will not declare or pay any dividends, or return any capital, to its shareholders or authorize or make any other distribution, payment or delivery of property or cash to its shareholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for a consideration, any shares of any class of its capital stock now or hereafter outstanding (or any options or warrants issued by IMJM Hotel with respect to its capital stock), or set aside any funds for any of the foregoing purposes.
6.5           Leases.  IMJM Hotel will not permit the aggregate payments (including, without limitation, any property taxes paid as additional rent or lease payments) by IMJM Hotel under agreements to rent or lease any real or personal property to exceed US$100,000 in any fiscal year of IMJM Hotel.
6.6           Indebtedness.  IMJM Hotel will not contract, create, incur, assume or suffer to exist any indebtedness, except accrued expenses and current trade accounts payable incurred in the ordinary course of business, and obligations under trade letters of credit incurred by IMJM Hotel in the ordinary course of business, which are to be repaid in full not more than one (1) year after the date on which such indebtedness is originally incurred to finance the purchase of goods by IMJM Hotel.
6.7           Advances, Investment and Loans.  IMJM Hotel will not lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person, except that IMJM Hotel may acquire and hold receivables owing to it, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms.
6.8           Transactions with Affiliates.  IMJM Hotel will not enter into any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of IMJM Hotel, other than on terms and conditions substantially as favorable to IMJM Hotel as would be obtainable by IMJM Hotel at the time in a comparable arm’s-length transaction with a Person other than an Affiliate and with the prior written consent of Global Rise.
6.9           Capital Expenditures.  IMJM Hotel will not make any expenditure for fixed or capital assets (including, without limitation, expenditures for maintenance and repairs which should be capitalized in accordance with generally accepted accounting principles in the PRC or in the United States) in excess of US $100,000, without the prior written consent of Global Rise.

6.10           Modifications to Debt Arrangements, Agreements or Articles of Association.  IMJM Hotel will not (i) make any voluntary or optional payment or prepayment on or redemption or acquisition for value of (including, without limitation, by way of depositing with the trustee with respect thereto money or securities before due for the purpose of paying when due) any existing Indebtedness or (ii) amend or modify, or permit the amendment or modification of, any provision of any existing Indebtedness or of any agreement (including, without limitation, any purchase agreement, indenture, loan agreement or security agreement) relating to any of the foregoing or (iii) amend, modify or change its Articles of Association or Business License, or any agreement entered into by it, with respect to its capital stock, or enter into any new agreement with respect to its capital stock.
6.11           Line of Business.  IMJM Hotel will not engage (directly or indirectly) in any business other than those types of business prescribed within the business scope of IMJM Hotel’s business license except with the prior written consent of Global Rise.
7.           TERM AND TERMINATION
7.1           This Agreement shall take effect on the date of execution of this Agreement and shall remain in full force and effect unless terminated pursuant to Section 7.2.
7.2           This Agreement may be terminated by:
(a)           either Party giving written notice to the other Party if the other Party has committed a material breach of this Agreement (including but not limited to the failure by IMJM Hotel to pay the Consulting Services Fee) and such breach, if capable of remedy, has not been so remedied within, in the case of breach of a non-financial obligation, 14 days, following receipt of such written notice;
(b)           either Party giving written notice to the other Party if the other Party becomes bankruptcy or insolvent or is the subject of proceedings or arrangements for liquidation or dissolution or ceases to carry on business or becomes unable to pay its debts as they come due;

(c)  either Party giving written notice to the other Party if, for any reason, the operations of Global Rise are terminated;
(d)           either Party giving written notice to the other Party if the business license or any other license or approval material for the business operations of IMJM Hotel is terminated, cancelled or revoked;
                (e)           either Party giving written notice to the other Party if circumstances arise which materially and adversely affect the performance or the objectives of this Agreement; or
      (f)           election of Global Rise with or without reason.
 7.3      Any Party electing properly to terminate this Agreement pursuant to Section 7.2 shall have no liability to the other Party for indemnity, compensation or damages arising solely from the exercise of such right. The expiration or termination of this Agreement shall not affect the continuing liability of IMJM Hotel to pay any Consulting Services Fees already accrued or due and payable to Global Rise. Upon expiration or termination of this Agreement, all amounts then due and unpaid to Global Rise by IMJM Hotel hereunder, as well as all other amounts accrued but not yet payable to Global Rise by IMJM Hotel, shall forthwith become due and payable by IMJM Hotel to Global Rise.
8.           GLOBAL RISE’S REMEDY UPON IMJM HOTEL’S BREACH
In addition to the remedies provided elsewhere under this Agreement, Global Rise shall be entitled to all the remedies permitted under PRC laws, including without limitation compensation for any direct and indirect losses arising from the breach and legal fees incurred to recover losses from such breach.
9.           GOVERNING LAW AND JURISDICTION
9.1           Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the PRC.

9.2           Arbitration.
9.2.1                      Any dispute arising from, out of or in connection with this Agreement shall be settled through friendly consultations between the Parties. Such consultations shall begin immediately after one Party has delivered to the other Party a written request for such consultation. If within ninety (90) days following the date on which such notice is given, the dispute cannot be settled through consultations, the dispute shall, upon the request of any Party with notice to the other Party, be submitted to arbitration in PRC under the auspices of China International Economic and Trade Arbitration Commission (the “CIETAC”).  The Parties shall jointly appoint a qualified interpreter for the arbitration proceedings and shall be responsible for sharing in equal portions the expenses incurred by such appointment.
9.2.2                      Number and Selection of Arbitrators.  There shall be three (3) arbitrators. IMJM Hotel shall select one (1) arbitrator and Global Rise shall select one (1) arbitrator, and both arbitrators shall be selected within thirty (30) days after giving or receiving the demand for arbitration.  Such arbitrators shall be freely selected, and the Parties shall not be limited in their selection to any prescribed list. The chairman of the CIETAC shall select the third arbitrator. If a Party does not appoint an arbitrator who has consented to participate within thirty (30) days after the selection of the first arbitrator, the relevant appointment shall be made by the chairman of the CIETAC.
9.2.3                      Language.  Unless otherwise provided by the arbitration rules of CIETAC, the arbitration proceeding shall be conducted in English. The arbitration tribunal shall apply the arbitration rules of the CIETAC in effect on the date of the signing of this Agreement. However, if such rules are in conflict with the provisions of this Section 9.2.3, including the provisions concerning the appointment of arbitrators, the provisions of this Section 9.2.3 shall prevail.
9.2.4                      Cooperation; Disclosure.  Each Party shall cooperate with the other Party in making full disclosure of and providing complete access to all information and documents requested by the other Party in connection with such proceedings, subject only to any confidentiality obligations binding on such Parties.
9.2.5                      Jurisdiction of the Arbitration Award Enforcement. The arbitration award shall be final and binding upon Parties. It may be entered into by any court having jurisdiction, or application may be made to such court for a judicial recognition of the award or any order of enforcement thereof.

9.3           Continuing Obligations.  During the period when a dispute is being resolved, the Parties shall in all other respects continue their implementation of this Agreement.
11.           ASSIGNMENT
IMJM Hotel shall not assign its rights and obligations under this Agreement to any third party without the prior written consent of Global Rise. IMJM Hotel hereby agrees that Global Rise may assign its rights and obligations under this Agreement at its discretion and such transfer shall only be subject to (a) unanimous consent of the Board of Directors of Speedhaul, and (b) a written notice sent to IMJM Hotel by Global Rise, and no any further consent from IMJM Hotel will be required.   Notwithstanding the foregoing, Global Rise may assign its rights and obligations under this Agreement to a wholly-owned foreign entity (“WOFE”) in the PRC that is a wholly-owned subsidiary of Global Rise, provided that such WOFE becomes a party to this Agreement.
12.           NOTICES
Notices or other communications required to be given by any party pursuant to this Agreement shall be written in English and Chinese and delivered personally or sent by registered mail or postage prepaid mail or by a recognized courier service or by facsimile transmission to the address of relevant each party or both parties set forth below or other address of the party or of the other addressees specified by such party from time to time. The date when the notice is deemed to be duly served shall be determined as the follows: (a) a notice delivered personally is deemed duly served upon the delivery; (b) a notice sent by mail is deemed duly served the tenth (10th) day after the date when the air registered mail with postage prepaid has been sent out (as is shown on the postmark), or the fourth (4th) day after the delivery date to the internationally recognized courier service agency; and (c) a notice sent by facsimile transmission is deemed duly served upon the receipt time as is shown on the transmission confirmation of relevant documents.

If to Speedhaul, Gold Horse or Global Rise:

Address:	No. 31 Tongdao South Road, Huiming District
Hohhot City, Inner Mongolia, China 010030

Fax:	86 (471) 339-7016

If to IMJM Hotel:

Address:	No. 31 Tongdao South Road, Huiming District
Hohhot City, Inner Mongolia, China 010030

Fax:	86 (471) 339-7016

If to the Shareholders of IMJM Hotel:

Address:	c/o Liankuan Yang
No. 31 Tongdao South Road, Huiming District
Hohhot City, Inner Mongolia, China 010030

Fax:	86 (471) 339-7016

13.           GENERAL
13.1           The failure to exercise or delay in exercising a right or remedy under this Agreement shall not constitute a waiver of the right or remedy or waiver of any other rights or remedies and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy.

13.2           Should any clause or any part of any Section contained in this Agreement be declared invalid or unenforceable for any reason whatsoever, all other clauses or parts of clauses contained in this Agreement shall remain in full force and effect.
13.3           This Agreement constitutes the entire agreement between the Parties relating to the subject matter of this Agreement and supersedes all previous agreements.
13.4           No amendment or variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the Parties.
13.5           This Agreement shall be executed in two originals in Chinese.

[SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE

IN WITNESS WHEREOF each party hereto has caused this Agreement duly executed by itself or a duly authorized representative on its behalf as of the date first written above.

SPEEDHAUL:                           Speedhaul Holdings, Inc.

    By: /s/ Andrew Norins____________________
Andrew Norins, Chief Executive Officer

GOLD HORSE:                       Gold Horse International, Inc.

    By: /s/ Liankuan Yang____________________
Liankuan Yang, Chief Executive Officer

GLOBAL RISE:                       Global Rise International Limited

    By: /s/ Liankuan Yang____________________
Liankuan Yang, Chief Executive Officer

IMJM HOTEL:                    Inner Mongolia Jin Ma Hotel Company Limited

    By: /s/ Liankuan Yang____________________
Liankuan Yang, Chief Executive Officer

SIGNATURE PAGE FOR SHAREHOLDERS OF IMJM HOTEL

SHAREHOLDERS OF IMJM HOTEL:

/s/ Yang Liankuan_________________
By: Yang Liankuan
(PRC ID Card No.: 150103570713017)
Shares of IMJM Hotel owned by Yang Liankuan: 70%

/s/ Ma Runlan_____________________
By: Ma Runlan
(PRC ID Card No.: 150103600421102)
Shares of IMJM Hotel owned by Ma Runlan: 15%.

/s/ Yang Yang_____________________
By: Yang Yang
(PRC ID Card No.: 150103820724052)
Shares of IMJM Hotel owned by Yang Yang: 15%